Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2022, relating to the financial statements of Keros Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Keros Therapeutics Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 9, 2022